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                                                                   EXHIBIT 10.36


                            WACHOVIA CORPORATION
                          EXECUTIVE INSURANCE PLAN



GENERAL OVERVIEW

o The purpose of the Executive Insurance Plan is to provide permanent life insurance coverage more commensurate with the pay levels of the eligible executives.

o Eligible executives who elect to participate under the Executive Insurance Plan will be afforded with an individual universal life insurance policy currently issued by New York Life Insurance Company. The amount of pre-retirement coverage provided to an executive who participates under the plan will be based on the base pay of the individual as indicated on the accompanying schedule. The amount of post-retirement coverage paid for by Wachovia will equal 25% of the amount of pre-retirement coverage, with the exception of the coverage for the Chief Executive Officer, which will be 50%.

o The executive may elect additional post-retirement coverage in increments of 25% of pre-retirement coverage at his/her expense. This election may be made at any time, but will be available on a guaranteed issue basis only if the post-retirement coverage does not exceed the pre-retirement coverage.

o Eligible executives who elect to participate in the plan will be provided with $50,000 life insurance coverage under the Choice Benefits Plan and be provided with Choice credits to purchase the $50,000 worth of coverage.
     If an executive chooses not to participate, then his/her participation with respect to life insurance under the Choice Benefits Plan will continue as before. Should an individual decline to participate, he/she will only be able to join the plan at the next enrollment date, which may occur as frequent as annually, and may be subject to some underwriting requirements.


SPECIFIC INFORMATION


o     ELIGIBILITY

     - Executives whose base pay rate equals or exceeds $100,000 for the first time will be presented for eligibility consideration to the Management Resources and Compensation Committee (the "Committee") periodically for confirmation. It is anticipated that this periodic review will occur annually, but the Committee reserves the right to request less frequent updates.

     - Executives who are offered participation and elect to participate would be eligible to participate effective the first of the next calendar year. At that time, the executive's term life insurance coverage under the Choice Benefits Plan would be reduced to $50,000 along with a corresponding reduction in Choice credits. The Committee reserves the right to permit an earlier effective date for participation under the plan; however, any changes to Choice Benefits Plan participation must occur as of the beginning of the next calendar year.

     - If an executive declines to participate, his/her Choice Benefits life insurance coverage will continue unchanged. If at a future time the executive wishes to participate, he/she will have to wait until the next enrollment opportunity.


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o    COVERAGE

     - Pursuant to the attached schedule, executives who elect to participate under the Executive Insurance Plan will be afforded a fixed dollar amount of pre-retirement coverage predicated on the current base pay rate. In addition, Wachovia will provide for 25% of this pre-retirement coverage as a post-retirement death benefit within the policy.

     - The executive may elect to purchase additional post-retirement coverage, on a guaranteed issue basis, in increments of 25% of pre-retirement coverage provided the post-retirement coverage does not exceed the pre-retirement coverage. Also, the executive may elect additional pre-retirement coverage subject to the underwriting requirements of the policy. Any additional coverage elected by the participant will be at his/her expense.

     - If an executive's base pay would warrant the movement into a category with a higher amount of coverage, such a change would be considered at the next enrollment opportunity, but only with the confirmation of the Committee.

     - For executives who are provided coverage within the Category I indicated on the attached, an additional option exists to reconfigure the policy death benefit into a death benefit payable on a joint and last survivor basis provided the level of premiums payable by Wachovia on behalf of the executive remains the same.

o    PREMIUM PAYMENTS

     - Wachovia is scheduled to pay premiums on behalf of the executive for the amount of coverage indicated on the attached schedule. These annual premiums would be payable while the executive is employed by Wachovia and are scheduled to be payable until the executive reaches insurance age 62 or for at least 10 years if the executive is older than insurance age 53.

     - The scheduled coverage and corresponding premiums are based on the assumption of retirement at age 62. If the executive retires prior to that time, he/she would be responsible for the payment of premiums at the same level for the same amount of coverage as illustrated or could lower the premiums corresponding to a reduction in coverage. If the executive works beyond age 62, additional premiums may be necessary to continue the same pre-retirement level of coverage.

      -The premium amounts are also predicated on conservative illustrations of future policy performance. Should actual policy performance be worse than that illustrated, the premiums, which are scheduled to vanish after insurance age 62 or 10 policy years (if longer), may not in fact vanish. Wachovia has currently made no commitment to pay additional premiums beyond those illustrated should actual performance warrant additional premiums. However, the Committee reserves the right to consider the additional payment of premiums if circumstances warrant such consideration.

      -If an executive leaves Wachovia, he/she will be responsible for the ongoing payment of premiums. Wachovia's commitment will cease at that time. However, the Committee reserves the right to consider the payment of premiums for individuals who retire (under the provision of the Wachovia Corporation Retirement Income Plan), prior to insurance age 62 or 10 policy years, if longer.

      -All premiums paid by Wachovia will be considered as taxable income, and as such, will be subject to withholding throughout the executive's tax year. The premiums associated with any additional coverage elected by the executive can be paid on a payroll deduction basis.

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o    POLICY OWNERSHIP

     - The executive will be the owner of the policy and may select any beneficiary he/she chooses.

     - As a result of this ownership, the executive may exercise all options afforded him/her under the policy, inclusive of a policy loan or withdrawal.

     - However, if any action taken by the executive causes the policy to be suspended or terminated due to failure to pay any additional premiums due, failure to pay any interest on a policy loan or withdrawal of too much cash value (which will cause the policy to violate its cash value requirements to be deemed life insurance), Wachovia reserves the right to suspend or cease its premium payments.

o    UNDERWRITING

     - The plan, as designed, is configured for guaranteed issue on a unisex, smoker distinct basis. Provided the executive's elections remain within the confines of the plan design, guaranteed issue will be available. If the executive wishes to increase pre-retirement coverage, the underwriting requirements of the policy would need to be satisfied.

     - However, if an executive declines coverage and later wishes to participate, it is possible that guaranteed issue may not be available and some underwriting may be required. If any additional cost is incurred, as a result of such circumstances, Wachovia reserves the right to only pay for the cost of the policy on a guaranteed issue basis.

o    LIBERTY LIFE COVERAGE

     - Any executive, who becomes eligible to participate in the Executive Insurance Plan and who also has a Liberty Life Insurance Company policy paid for by Wachovia, will only be able to participate in the Executive Insurance Plan if he/she elects to relinquish Wachovia from the continued payment of premiums.

     - A variety of options exist on behalf of the Liberty Life policy, including the executive's continued payment of the full or a reduced premium amount, the cashing-in of the policy, the conversion to a lesser death benefit within the policy whose premium is illustrated to vanish, or the tax-free exchange with the New York Life policy.

o    PLAN CHANGES

     - The commmittee reserves the right to amend, modify or terminate the commitment by Wachovia to continue payment of premiums as described above with at least 30 days notice to the affected participants.


       Effective Date - June 1, 1995.